EXHIBIT A

CERTIFICATION AND VERIFICATION BY
THE CHIEF EXECUTIVE OFFICER OF ELKHORN SECURITIES LLC

I, Benjamin Fulton, hereby certify that I am the Chief Executive Officer of Elkhorn Securities LLC (the “Company”). Pursuant to the operating documents of the Company, I have been given full and complete authority, power and discretion to make decisions affecting the business of the Company. No further action or resolution is required. Pursuant to the power granted in the operating documents of the Company, I am authorized to prepare, execute and submit to the Securities and Exchange Commission, on behalf of the Company and as the Sponsor of the Elkhorn Unit Trust, the Amplify Unit Investment Trust and future unit investment trusts (the “Trusts”) and their respective series (each a “Series”) and any future registered investment company that is affiliated with the Series due to the Sponsor acting as Sponsor to such Trusts (“Trusts”), an application or applications in such form as the Company deems necessary or appropriate seeking an exemption from various provisions of the Investment Company Act of 1940, as amended.

I state that I have duly executed the attached application dated February 15, 2017 for and on behalf of Elkhorn Securities LLC , the Elkhorn Unit Trust and the Amplify Unit Investment Trust; that I am familiar with such instrument and the contents thereof; and that the facts therein set forth are true to the best of my knowledge, information and belief.

Dated: February 15, 2017

Elkhorn Securities LLC

By:	/s/Benjamin Fulton
Name: Benjamin Fulton
Title: Chief Executive Officer